SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):  March 02, 2010
Gilla Inc.
(Exact Name of Registrant as Specified in Its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-28107 (Commission File Number)	88-0399260 (IRS Employer Identification No)
112 North Curry Street, Carson City, NV. 89703
(Address of Principal Executive Offices)(Zip Code)
(416) 884-8807
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see general Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a012 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8	Other Events
Item 8.01 — Other Events
On September 17, 2009, Gilla, Inc. (the “Company”) filed a lawsuit in the District Court of Nevada, Clark County, seeking a declaratory judgment and injunctive relief against Georges Fotso, Capital Venture Facilitators, LLC, Mathurin Djekam, Marie-Gisele Momo Minlo, Pauline NGO Bapa and DRR Capital Corporation (collectively, the “Defendants”). The Company sought a declaration by the Court affirming the Company’s cancellation of a total of 21,784,995 shares of the Company’s common stock issued to the Defendants and to temporarily and permanently enjoin the Defendants from attempting to transfer the certificates representing such shares and to require the Defendants to return such certificates for cancellation.
The certificate of Mr. Mathurin Djekam representing 4,248,037 shares of common stock was returned to Gilla treasury and cancelled on October 22, 2009 at which date the Company has dismissed its claims against Mr. Mathurin Djekam.
On March 2nd, 2010, the Company entered into a Settlement Agreement dismissing claims against Defendants Georges Fotso, Capital Venture Facilitators LLC, Marie-Gisele Momo Minlo and Pauline NGO Papa (the “Fotso Group”). As per the terms of the Settlement Agreement, certificates representing 16,992,150 shares of common stock held by these Defendants have been returned to the Company for cancellation. Defendant DRR Capital Corporation is not part of the Settlement Agreement as it has not yet returned to the Company 544,808 common shares for cancellation.
The Settlement Agreement also acknowledges that Georges Fotso has resigned as a director of Gilla and its Cameroon subsidiary Free Mining Company S.A. (“FMC”) on January, 30, 2009. Under the terms of the Settlement Agreement, the Fotso Group will retain the $100,000 cash consideration previously paid to them on January 31, 2008.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GILLA INC.
By:	/s/ Georges Benarroch
Georges Benarroch, President

April 07, 2010.